Exhibit 99.1

PRESS RELEASE DATED APRIL 21, 2004

Contact:
Cal Reed, Chairman & CEO	William Snyder, CFO
Tel: (510) 449-0100

Peak International Reports Year-End Results

Revenues up 16% over Same Quarter Last Year and 14% over Prior Year

Peak International Limited (NASDAQ: PEAK) today reported results for its fourth fiscal quarter and the year ended March 31, 2004. Revenues increased 16% over the same quarter last year and 14% compared to the prior year.

For fiscal year 2004, Peak had revenues of $63.8 million compared to $56.1 million for fiscal 2003. The net loss for the year was $0.2 million, or $0.02 per share on a diluted basis, compared to a loss of $16.5 million, or $1.30 per share on a diluted basis in the prior year. Fiscal 2003 results included an impairment charge of $13.4 million associated with the write down of Peak’s unoccupied factory in Shenzhen, the People’s Republic of China. No such charge was recorded during the year ended March 31, 2004. Results for fiscal 2004 include an inventory reserve of $224,000 for tape, reels and disk drive trays due to pricing trends. Approximately $458,000 of obsolete molds used for the production of carrier tape was written off to Cost of Goods Sold in accordance with FAS144 “Accounting for the Impairment or Disposal of Long-lived Assets.”

Revenues in the fourth fiscal quarter of 2004 were $16.5 million, up 16% as compared to the same quarter in the prior fiscal year. Revenues declined by 3% compared to the prior quarter due primarily to a decrease in demand for disk drive trays. Peak had a loss for the quarter of $0.5 million or $0.04 per share on a diluted basis, compared to a loss of $3.1 million or $0.24 per share on a diluted basis in the fourth quarter of the prior year which included a $2.8 million impairment charge associated with the unoccupied factory in Shenzhen to be disposed of by sale. The Company recorded a net inventory reserve of $187,000 in the fourth quarter of fiscal 2004 as a result of pricing trends for tape, reels and disk drive trays.

Cal Reed, Peak’s Chairman and CEO said, “Fiscal 2004 was a year of positive change for Peak as we responded to an improving economy. We’ve expanded our manufacturing capacity and reorganized our new products group to position the Company to take advantage of future opportunities supporting customers in the disk drive and electronics industries. We took delivery of new high capacity injection molding machines and increased stores of raw materials at favorable prices in the quarter. These and other events that will position us for improved results in the future, impacted both earning and cash in the quarter. I am confident that fiscal 2005 will be a year of continued growth and improved operating results for Peak. “

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

Earnings Call:

Peak will host a conference call discussing the Company’s fourth quarter results on Thursday, April 22, 2004 starting at 10:00 a.m. Eastern Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.peakinternational.com/investor. For those unable to listen to the live webcast, a replay of the call will also be available on the Peak website, or by dialing 888-286-8010 in the USA or 617-801-6888 internationally and entering passcode 38277582.

Safe Harbor Statement

Except for historical information contained herein, the statements in this press release regarding Peak’s expansion of its manufacturing capacity and its anticipated future demand for semiconductor trays, Peak’s expectations regarding the strength of the semiconductor industry, and Peak’s beliefs about future favorable conditions for Peak, future sales and continued profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, patent litigation in Taiwan, difficulties related to working in the PRC, including health issues and their potential effect on our factory and customers, market demand for the company’s products, increasing competition, issues related to costs of manufacturing, availability and pricing of new and recycled raw materials, the possible revaluation of the PRC currency, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)	(Unaudited)
Net Sales	$16,471	$14,227
Cost of Goods Sold	12,023	10,093

Gross Profit	4,448	4,134

Selling and Marketing	3,484	2,624
General and Administrative	1,721	1,827
Research and Development	64	33
Asset Impairment	—	2,794

Loss from operations	(821)	(3,144)
Other income (expense) – net	305	(67)
Interest income	39	54

Loss before income taxes	(477)	(3,157)
Income tax benefit	27	55

NET LOSS	$(450)	$(3,102)

LOSS PER SHARE
– Basic and diluted	$(0.04)	$(0.24)
Weighted Average Number of Shares Outstanding
– Basic and diluted	12,292,000	12,688,000

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Year Ended March 31,
	2004	2003
	(Unaudited)
Net Sales	$63,756	$56,142
Cost of Goods Sold	45,215	41,394

Gross Profit	18,541	14,748
Selling and Marketing	12,106	10,071
General and Administrative	6,588	7,768
Research and Development	236	136
Asset impairment	—	13,378

Loss from operations	(389)	(16,605)
Other income (expense) – net	269	(106)
Interest income	166	285

Income (Loss) before income taxes	46	(16,426)
Income tax expense	(278)	(104)

NET LOSS	$(232)	$(16,530)

LOSS PER SHARE
– Basic and diluted	$(0.02)	$(1.30)
Weighted Average Number of Shares Outstanding
– Basic and diluted	12,229,000	12,689,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	March 31, 2004	March 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,303	$25,928
Accounts receivable - net of allowance for doubtful accounts of $237 at March 31, 2004 and $288 at March 31, 2003	12,393	10,848
Inventories	13,547	12,190
Other receivables, deposits and prepayments	1,050	923

Total current assets	47,293	49,889

Asset to be disposed of by sale	5,230	5,230
Land use rights	761	781
Property, plant and equipment – net	28,246	28,073
Deposits for acquisition of property, plant and equipment	969	17
Income taxes receivable	5,085	3,732
Other deposit	301	301

Total Non-current Assets	40,592	38,134

TOTAL ASSETS	$87,885	$88,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
– Trade	$4,436	$3,910
– Property, plant and equipment	628	31
Accrued payroll and employee benefits	1,480	1,139
Accrued other expenses	1,168	1,419
Income taxes payable	5,858	5,721

Total Current Liabilities	13,570	12,220
Deferred Income Taxes	1,670	1,547

Total Liabilities	15,240	13,767

Stockholders’ Equity:
Share capital	123	127
Additional paid-in capital	26,702	27,988
Retained earnings	47,022	47,254
Accumulated other comprehensive loss	(1,202)	(1,113)

Total stockholders’ equity	72,645	74,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,885	$88,023

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Year Ended March 31,
	2004	2003
	(Unaudited)
Operating activities:
Net loss	$(232)	$(16,530)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,267	6,276
Deferred income taxes	123	(230)
Loss on disposal/write-off of property, plant and equipment	584	593
Allowance for doubtful accounts	(48)	54
Asset impairment	—	13,378
Changes in operating assets and liabilities:
Accounts receivable	(1,497)	(2,702)
Inventories	(1,357)	135
Other receivables, deposits and prepayments	(127)	473
Income taxes receivable	(1,353)	(3,576)
Other deposit	—	(301)
Accounts payable-trade	526	1,417
Accrued payroll, employee benefits and other expenses	90	(77)
Income taxes payable	137	297

Net cash provided by (used in) operating activities	3,113	(793)

Investing activities:
Proceeds on sale of property, plant and equipment	12	4
Acquisition of property, plant and equipment	(6,419)	(2,550)
(Increase)/Decrease in deposits for acquisition of property, plant and equipment	(952)	50

Net cash used in investing activities	(7,359)	(2,496)

Financing activities:
Payment for share buyback	(2,416)	(199)
Proceeds from issue of common stock	1,126	219

Net cash (used in) provided by financing activities	(1,290)	20

Net decrease in cash and cash equivalents	(5,536)	(3,269)
Cash and cash equivalents at beginning of year	25,928	29,217
Effects of exchange rate changes on cash and cash equivalents	(89)	(20)

Cash and cash equivalents at end of year	$20,303	$25,928

Supplemental cash flow information:
Cash paid during the year
Interest	$—	$—
Income taxes	1,371	3,613